Exhibit 99.1

OCZ Technology Group, Inc. Reports That its Second Quarter Form 10-Q Was Filed in Error By

its Financial Printer

SAN JOSE, Calif., October 7, 2013 (Marketwired) — OCZ Technology Group, Inc. (Nasdaq: OCZ), a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, reports that its financial printer erroneously filed a draft of a 10-Q for the period ended August 31, 2013 with the Securities and Exchange Commission. The filing was not authorized by OCZ and investors should not rely on the information in the Form 10-Q for the period ending August 31, 2013. Much of the information in the document that was filed is not accurate and the document omits material information that is required to be included in a Form 10-Q. After the audit committee of the board of directors approves our second quarter of fiscal year 2014 Form 10-Q, we will file an amended 10-Q. Our Q1 quarterly results press announcement issued on October 7, 2013 discloses preliminary financial information related to our results for the second quarter of 2014.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering a complete spectrum of solid-state drives (SSDs), OCZ provides SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address a wide range of client and enterprise applications. Having developed firmware and controller platforms, to virtualization and endurance extending technologies, the company delivers vertically integrated solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged by customers. More information is available at www.ocz.com.

OCZ Press Contact:

Scott Harlin

Director of Marketing Communications

Enterprise Solutions

(408) 440-3484

sharlin@ocztechnology.com

OCZ Investor Relations Contact:

Bonnie Mott

Senior Manager of Investor Relations

(408) 440-3428

bmott@ocztechnology.com